Exhibit 10.1

CONFIDENTIAL

CONFIDENTIAL SETTLEMENT AGREEMENT AND RELEASE

This Confidential Settlement Agreement and Release (“Settlement Agreement”) is entered into as of September 24, 2020 (“Effective Date”), by and among Applied Energetics, Inc. (“AE”), George Farley (“Farley”), and AnneMarieCo. LLC (“AMC” and together with AE and Farley, “Parties”).

WHEREAS, in February 2016, while the sole director of AE, Farley approved AE’s issuance of twenty-five million (25,000,000) shares of AE common stock to Farley;

WHEREAS, in April 2016, Farley transferred twenty million (20,000,000) shares to AMC (the “AMC Shares”) and Farley retained five million (5,000,000) shares the (“Farley Shares” and with the AMC Shares, the “Shares”);

WHEREAS, on July 3, 2018, AE filed an action captioned Applied Energetics, Inc. v. George Farley and AnneMarieCo., LLC, C.A. No. 2018-0489 (the “Action”) in the Delaware Court of Chancery (the “Court”), and an amended complaint on March 4, 2019, asserting claims for breaches of the duty of loyalty, breaches of the duty of care, and conversion against Farley, aiding and abetting against AMC, fraudulent transfer against Farley and AMC, and seeking to cancel and invalidate the Shares, which claims Farley and AMC deny;

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WHEREAS, on August 3, 2018, Farley filed counterclaims against AE and on July 19, 2019, filed amended counterclaims against AE asserting claims for breach of contract and unjust enrichment relating to his salary, and seeking validation of the Shares under 8 Del. C. § 205 (the “Farley Counterclaims”), which claims AE denies;

WHEREAS, on July 19, 2019, AMC filed a counterclaim against AE seeking validation of the AMC Shares under 8 Del. C. § 205 (the “AMC Counterclaim” and with the Farley Counterclaims, the “Counterclaims”), which claim AE denies;

WHEREAS, on August 21, 2018, pursuant to an order of the Court, AE posted a bond in favor of Farley and AMC, which was subsequently increased to $582,377.26 on or about January 29, 2019 (the “Bond”);

WHEREAS, on or about July 8, 2020, Farley made a demand on AE for advancement of attorneys’ fees and expenses arising from the Action under an Indemnification Agreement dated November 9, 2011 (the “Advancement Claim”), which claim AE denies;

WHEREAS, under the Indemnification Agreement and Delaware law, Farley might have indemnification rights relating to the Action (the “Indemnification Claim”), which AE denies;

WHEREAS, on August 3, 2020, the Court issued a memorandum opinion granting AE’s motion for partial summary judgment declaring that the Shares were invalidly issued, but denying AE’s motion on the Counterclaims under 8 Del. C. § 205 and the Farley Counterclaims for breach of contract and unjust enrichment;

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WHEREAS, the Parties participated in a confidential mediation before William Johnston, Esq. on September 3, 2020 (“Mediation”), and at the Mediation, agreed in principle to a full and final settlement of their disputes; and

WHEREAS, the Parties, with the advice of competent counsel, have concluded that a full and final settlement of their disputes, including the Action and the Advancement Claim, is in their respective best interests;

NOW, THEREFORE, to give effect to the foregoing and in consideration of the promises contained in this Settlement Agreement, and for other good and valuable consideration, the adequacy and receipt of which hereby is acknowledged, the Parties agree as follows:

1. Shares Validation and Repurchase.

a. On or before September 24, 2020, the Parties shall file a Stipulation and [Proposed] Final Judgment in the Action (the “Stipulated Judgment”), in the form attached hereto as Exhibit A, providing (1) for the validation of one million (1,000,000) of the Farley Shares and four million (4,000,000) of the AMC Shares pursuant to 8 Del. C. § 205 (collectively, the “Validated Shares”), (2) for the invalidity of the remaining 20 million (20,000,000) Shares, (3) for the dismissal with prejudice of all claims asserted in the Action, (4) for the release of the Bond and all claims of Farley and AMC to the Bond, and (5) that each side shall bear his/its own costs and attorneys’ fees.

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b. Upon entry by the Court of the Stipulated Judgment, AE may cancel the remaining twenty million (20,000,000) Shares.

c. Upon entry by the Court of the Stipulated Judgment, AE shall purchase, and does hereby purchase, the Validated Shares for the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Settlement Amount”).

d. Within three (3) business days of entry by the Court of the Stipulated Judgment, AE shall pay to Farley and AMC the sum of One Million Dollars ($1,000,000.00) of the Settlement Amount by wire transfer to the following IOLA Trust Account (the “IOLA Account”):

TD Bank

2 Wall Street

New York, NY 10005

(646) 344-4800

IOLA Account

Gusrae Kaplan Nusbaum, PLLC as attorneys – (212) 269-1400

120 Wall Street

New York, NY 10005

ABA # 026013673

Account # 7923153741

Swift Code: NRTHUS33

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e. Counsel for Farley and AMC shall hold the Settlement Amount in trust until AE’s receipt of the original share certificates for the Farley Shares and the AMC Shares described in subparagraph f, below.

f. Within three (3) business days of entry of the Stipulated Judgment by the Court, AE shall take all steps necessary to release the funds securing the Bond and cause $500,000 of the Bond funds to be paid to Farley and AMC in partial payment of the Settlement Amount. If, for whatever reason, the funds securing the Bond are not released and the $500,000 has not been received by Farley and AMC within thirty (30) days of entry of the Stipulated Judgment, AE shall pay Farley and AMC $500,000 by wire transfer pursuant to instructions provided by their counsel.

g. Within three (3) business days of AE’s payment of the Settlement Amount to Farley and AMC’s counsel’s IOLA Account, Farley and AMC shall return to AE the original certificates reflecting the Farley Shares and the AMC Shares, signed by each, via hand-delivery or Federal Express with next-day delivery to Continental Stock and Transfer Company, Attn: Henry Farrell, One State Street Plaza, 30th Floor, New York, NY 10004. Continental Stock and Transfer Company’s receipt of the original certificates shall be considered receipt by AE of the original stock certificates.

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h. Upon AE’s receipt of the original certificates reflecting the Farley Shares and the AMC shares, duly endorsed by each, the receipt of which AE shall promptly notify counsel for Farley and AMC, Farley and AMC’s counsel may release the Settlement Amount from the IOLA Account.

2. Releases.

a. Effective upon receipt by Farley and AMC of the full Settlement Amount and AE’s receipt of the original certificates reflecting the Farley Shares and the AMC shares, Farley and AMC on one hand and AE on the other hand, for themselves and for each of their past, present, and future assigns, successors, predecessors, indemnitees, indemnitors, agents, attorneys, estates, officers, employees, directors, managers, affiliates, partners, members, limited partners, shareholders, unitholders, direct and indirect parent entities, direct and indirect subsidiary entities, and owners (collectively, the “Global Releasors”), do hereby forever waive, release, and discharge each other and each of their past, present, and future assigns, successors, predecessors, indemnitees, indemnitors, agents, attorneys, estates, officers, employees, directors, managers, affiliates, partners, members, limited partners, shareholders, unitholders, direct and indirect parent entities, direct and indirect subsidiary entities, and owners (collectively, the “Global Releasees”) from the Global Claims (as defined below).

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b. Each Global Releasor shall not initiate, cause to be initiated, or assist in initiating any adversarial suit or proceeding against any Global Releasee based upon a Global Claim.

c. For purposes of this Settlement Agreement, the term “Global Claims” shall mean any and all manner of known or unknown claims, actions, causes of action, differences, disputes, demands, discovery requests, debts, liabilities, liens, rights, contracts, agreements, promises, duties, suits, proceedings, restitution, penalties, judgments, damages, losses, reckonings, executions, or other obligations whatsoever of every name and nature, in law or in equity or otherwise, direct or derivative, fixed or contingent, accrued or not, arising from the beginning of time through the Effective Date, including without limitation, claims asserted in the Complaint, the Farley Counterclaims, the AMC Counterclaim, the allegations made in or circumstances underlying the Action, the Advancement Claim, or the Indemnification Claim, but specifically excluding claims relating to the execution, performance, enforcement, or interpretation of this Settlement Agreement. Notwithstanding the foregoing, the Global Claims being released in this Settlement Agreement shall not include the claims asserted in the lawsuit titled Gusrae Kaplan Nusbaum PLLC et al. v. Applied Energetics, Inc. et al., United Stated District Court, Southern District of New York Case No. 1:19-CV-06200 (DCF) (“Gusrae Kaplan Lawsuit”), any claims by anyone arising out of the filing and prosecution of the Gusrae Kaplan Lawsuit, or any claims AE may have against Gusrae Kaplan Nusbaum, PLLC, or any attorney at Gusrae Kaplan Nusbaum, PLLC, regarding their former representation of AE.

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3. Waiver of California Civil Code section 1542 and similar laws. The Parties understand and agree that all rights under Section 1542 of the Civil Code of California and any similar law of any state or territory of the United States are hereby waived with respect to the releases set forth in Section 2 hereinabove. California Civil Code Section 1542 reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4. Representations & Warranties.

a. The Parties represent and warrant that each individual executing this Settlement Agreement possesses the actual authority to bind the Party on whose behalf each individual is executing this Settlement Agreement, including the respective Party’s past, present, and future assigns, successors, predecessors, indemnitees, indemnitors, agents, attorneys, estates, officers, employees, directors, managers, affiliates, partners, members, limited partners, shareholders, unitholders, and owners.

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b. Each Party represents and warrants that such Party has not assigned or otherwise transferred in whole or in part any interest in the Global Claims.

c. Each Party represents and warrants that he/it is unaware of any fact, circumstance, condition, agreement or other factor which would render such Party unable to perform this Settlement Agreement in the manner required of such Party, or otherwise has any reason to believe this Agreement cannot or will not be fully performed by such Party under its terms..

d. AE represents and warrants that it will cause to be issued to Farley and AMC Form 1099s with their respective portions of the Settlement Amount and that it will cause no other or different tax documents to be issued, including a Form W-2.

e. Farley and AMC warrant that they have not sold, transferred, pledged, hypothecated, or encumbered the Shares, or any of them, other than as specified herein. Farley and AMC shall indemnify and hold AE harmless from any and all claims to the Shares or any interest therein from any third party.

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5. Confidentiality & Non-Disparagement.

a. The Parties acknowledge that AE is required by law to publicly disclose this Settlement Agreement and its material terms in filings with the Securities and Exchange Commission (“SEC”). Specifically, AE is an issuer with a class of securities registered under Section 12 of the Securities Exchange Act (15 U.S.C. § 78a et seq.) and is required by 17 C.F.R § 240.13a-11 to file a Form 8-K for any “material definitive agreement not made in the ordinary course of business[.]” The Parties acknowledge that this Settlement Agreement amounts to a “material definitive agreement not made in the ordinary course of [AE’s] business[.]” Moreover, AE is required to publicly file this Settlement Agreement in full with the SEC as an exhibit either in a Form 8-K or in AE’s next Form 10-Q, pursuant to Item 601 of Regulation S-K, 17 C.F.R. § 229.601(a)(4). The Parties further agree and acknowledge that no information in this Settlement Agreement may be redacted from public disclosure pursuant to 17 C.F.R. § 229.601(a)(6) as a clearly unwarranted invasion of personal privacy.

b. Excepting AE’s reporting obligations to the SEC or as may otherwise be required by law, each Party shall keep strictly confidential the terms of this Settlement Agreement (including without limitation the Settlement Amount); the terms of any term sheet prepared in connection with the Mediation or the Action; the content of any other agreement or document relating to the settlement or this Settlement Agreement (including without limitation any drafts of the Settlement Agreement); or any of the communications, information, or transactions related to the foregoing matters or to the Mediation (“Confidential Information”).

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c. Notwithstanding the preceding subsection b, a Party may properly respond to a legally enforceable subpoena (whether seeking documents or testimony), document request in litigation, government investigation, or other legally enforceable process from a third party seeking Confidential Information, so long as the responding Party has first (1) taken all reasonable steps to designate or otherwise protect the Confidential Information pursuant to a protective order or other formal written assurance of confidentiality; and (2) provided the other Party or Parties with prompt written notice of the third-party request and an opportunity to object to the request. In addition, notwithstanding the preceding subsection b, the Parties may disclose (1) this Settlement Agreement and/or the contents hereof to their spouse, accountants or auditors, financial or tax advisors, tax authorities (including but not limited to the Internal Revenue Service or the tax authorities of any states where the Parties must file state tax returns), and legal counsel for the purpose of obtaining professional advice and (2) Confidential Information to tax advisors, and to tax authorities (including but not limited to the Internal Revenue Service or the tax authorities of any states where the Parties must file state tax returns) to the extent reasonably necessary to substantiate a tax position on or tax treatment of the Settlement Amount in response to inquiries, demands, audits, or litigation initiated by such authorities (such substantiation, the “Permitted Purpose”)—in the cases of both (1) and (2), so long as the producing Party has first taken all reasonable steps to obtain a formal written assurance of confidentiality from the receiving person, entity, or agency, as applicable. Non-confidential statements, in response to press inquiries or otherwise, regarding in any way the Confidential Information, the Action, this Settlement Agreement, or the resolution of the Action shall be limited to a short written or oral statement that the Parties have amicably resolved their disputes on a confidential basis and agreed to dismiss the litigation between the Parties, or words with the same essential substance and effect.

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d. The Parties shall not, directly or indirectly, in any manner whatsoever, do or communicate (or cause or encourage their agents or representatives to do or communicate) anything regarding, relating to, or arising from the Action, the Settlement Agreement, or the facts and circumstances of the Action’s underlying disputes that could reasonably be expected to defame, disparage, denigrate, or injure the business or reputation of any other Party or (to the extent a Party is a natural person) any of a Party’s family members.

e. The Parties agree that a violation of this Section 5 cannot be fully compensated by damages or other legal remedy, and that the non-breaching Party or Parties would be irreparably and immediately harmed by such an act. Therefore, the non-breaching Party or Parties shall, in addition to all other remedies, be entitled to receive a declaratory judgment and/or an injunction (including any preliminary, emergency, and/or mandatory relief properly demanded) against any conduct that violates or threatens to violate this Section.

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6. No Admissions. Nothing in the Settlement Agreement or any of the negotiations, communications, or transactions related to it shall be construed or deemed as, or offered as evidence of, an admission of liability, wrongdoing, fault, or other purported facts or legal conclusions by any Party or a Party’s representatives; provided that nothing herein shall prevent the Settlement Agreement or any of its terms from being used, offered, or received in evidence in any proceeding to enforce any or all of the terms of this Settlement Agreement.

7. Entire Agreement; No Reliance on Matters Outside of the Agreement.

a. This Settlement Agreement contains the complete agreement of the Parties and their counsel, and shall not be modified except in a writing executed by all Parties. The writing requirement contained in the preceding sentence shall also apply to any purported agreement to waive or dispense with such writing requirement.

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b. This Settlement Agreement merges and supersedes any and all other prior agreements, discussions, negotiations, and communications among the Parties.

c. Each Party agrees, acknowledges, and expressly represents and warrants that he/it has relied solely upon his/its own informed judgment, together with advice of counsel, when deciding whether to enter into this Settlement Agreement. Each Party further agrees, acknowledges, and expressly represents and warrants that he/it will not and has not relied on any statement, omission, promise, representation, warranty, condition, inducement, agreement, or communication made by or on behalf of any other Party (whether oral, written, or implied or made through a course of conduct), unless the matter relied upon is specifically contained within the text of this Settlement Agreement. Each Party agrees, acknowledges, and expressly represents and warrants that he/it: (i) has made such investigation or inquiry as he/it deems necessary or appropriate in connection with the subject matter of this Settlement Agreement, (ii) has been afforded the opportunity to negotiate as to any and all terms hereof, and (iii) is executing this Settlement Agreement voluntarily, free from any undue influence, coercion, duress, or menace of any kind.

8. Severability. If at any time after the Effective Date any provision of this Settlement Agreement is held to be illegal, void, or unenforceable, that provision will have no force and effect. However, the illegality or unenforceability of that provision will not have any effect on, and will not impair the enforceability of, any other provision of this Settlement Agreement, unless the illegal or unenforceable provision includes payment of the Settlement Amount or the sale/purchase, return and/or cancellation of the Shares.

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9. Successors and Assigns. This Settlement Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective assigns, indemnitees, indemnitors, agents, attorneys, employees, successors, heirs, executors, or administrators.

10. Choice of Law. This Settlement Agreement and any dispute or action arising out of or relating to this Settlement Agreement will be governed exclusively by the laws of the State of Delaware (without regard to conflict of law principles).

11. Jurisdiction.

a. The Parties agree to the Delaware Court of Chancery’s exclusive jurisdiction, including personal jurisdiction, over this Settlement Agreement and any and all disputes arising out of or relating in any way to the Settlement Agreement or its interpretation, negotiation, or effect, whether those disputes arise in contract, law, equity, tort, or otherwise, or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter any state or federal court within the State of Delaware. The Parties knowingly and irrevocably waive the right to a trial by jury in connection with any such action suit or proceeding. The Parties will not contest the personal and subject matter jurisdiction over proceedings instituted pursuant to this Section 11 of the Court of Chancery (or that of the state or federal courts within the State of Delaware if the Court of Chancery declines to accept jurisdiction), and the Parties waive and agree not to assert by way of motion, defense, or otherwise any claim challenging such jurisdiction. The Parties agree that the Court of Chancery (or the state or federal courts within the State of Delaware if the Court of Chancery declines to accept jurisdiction) is a convenient forum to resolve any such disputes, and the Parties waive and agree not to assert by way of motion, defense, or otherwise any claim (1) that some other forum would be more or equally convenient or appropriate or (2) that any action brought pursuant to this Section 11 should be (A) dismissed on grounds of forum non conveniens, (B) transferred or removed to any court other than the above-named court, or (C) stayed by reason of the pendency of some other proceeding in any court other than one the above-named court.

b. Notwithstanding Section 11(a), nothing in this Section 11 shall prevent a Party from enforcing any order of the Delaware Court of Chancery (or the state or federal courts within the State of Delaware if the Court of Chancery declines to accept jurisdiction) relating to this Settlement Agreement by filing an action or other proceeding or seeking other appropriate relief in an appropriate non-Delaware jurisdiction, to the extent such action, proceeding, or relief is necessary to give full effect to or to fully enforce such order of the Delaware Court of Chancery.

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12. Fees & Costs. In the event any Party commences against any other Party or Parties any litigation or other action, arbitration, or similar adjudicatory proceeding (“Proceeding”) arising out of or relating to the Settlement Agreement or its interpretation, negotiation, or effect, the prevailing Party in such Proceeding shall be entitled to recover from the other Party or Parties all reasonable fees, costs, and expenses (including without limitation reasonable attorneys’ fees and litigation expenses) incurred by the prevailing Party in the Proceeding. Except as otherwise expressly set forth in this Section 12, each Party shall bear its own legal and other fees, costs, and expenses incurred in connection with the Action or the Mediation, including such Party’s fees, costs, and expenses incurred in the preparation and performance of this Settlement Agreement.

13. Construction. The Parties have participated jointly in the negotiation and drafting of this Settlement Agreement. In the event an ambiguity or question of intent arises, this Settlement Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Settlement Agreement, as the interests of each Party was ably advocated by counsel in conjunction with the drafting and negotiation of this Settlement Agreement.

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14. Survival. All representations, warranties, and agreements set forth in this Settlement Agreement shall be deemed continuing and shall survive the Effective Date.

15. Waiver. Any Party’s failure to enforce any provision or provisions of this Settlement Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Agreement. Any waiver by any Party of any breach of this Settlement Agreement by any other Party shall not be deemed a waiver of any other prior or subsequent breach of this Settlement Agreement.

16. Modification. This Agreement may be supplemented, amended, or modified only by a writing signed by the Party or Parties to be charged.

17. Reasonable Best Efforts. The Parties agree to use their reasonable best efforts to carry out and effectuate the terms and purposes of this Settlement Agreement.

18. Headings. Any headings used herein are for convenience of reference only and shall not affect the construction of or be taken into consideration in interpreting this Settlement Agreement.

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19. Counterparts; Effectiveness. This Settlement Agreement may be entered into in any number of counterparts and by the Parties to it on separate counterparts, including counterparts that are provided to the other Parties by facsimile or by electronic mail transmission (i.e., in .pdf or .tiff format), each of which when executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

20. Notice. All notices pertaining to this Settlement Agreement shall be sent in writing via e-mail and prepaid overnight courier or the equivalent thereof by a recognized delivery service. All such notices and other documents shall be sent to the following addresses:

If to AE

Applied Energetics, Inc.

2480 W Ruthrauff Road, Suite 140Q

Tucson AZ 85705

With copies (which shall not constitute notice) to:

Benjamin P. Pugh, Esq.

Enterprise Counsel Group, ALC

3 Park Plaza, Suite 1400

Irvine, CA 92614

If to Farley and/or AMC

George Farley

89 Highwood Avenue

Tenafly, NJ 07670

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AnneMarieCo., LLC

505 Ivy Arbor Way

Holly Springs, NC 27540-4813

Attn: Thomas Farley

With copies (which shall not constitute notice) to:

Gusrae Kaplan Nusbaum PLLC

120 Wall Street

New York, NY 10005

Attn: Ryan J. Whalen

IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be duly executed by themselves or their respective authorized representatives as of the Effective Date.

Applied Energetics, Inc.

By:	/s/ Gregory J Quarles

Printed name:	Gregory J Quarles

Title:	CEO

George Farley

/s/ George Farley

AnneMarieCo., LLC

By:	/s/ Thomas Farley

Printed name:	Thomas Farley

Title:	Managing Director

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

APPLIED ENERGETICS, INC.,

a Delaware Corporation,

Plaintiff/Counterclaim

Defendant,

v.

GEORGE FARLEY, an individual,

and ANNEMARIECO., LLC, a
New Jersey limited liability company,

Defendants/Counterclaim

Plaintiffs.

) ) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2018-0489-JTL

STIPULATION AND

[PROPOSED] ORDER OF FINAL JUDGMENT

WHEREAS, Applied Energetics, Inc. (“AE”) filed a First Amended Verified Complaint on March 4, 2019 (the “Complaint”) (Trans ID 63023572), seeking, among other things, to invalidate and cancel twenty-five million shares of AE’s common stock issued to George Farley in March 2016 (the “Shares”);

WHEREAS, George Farley (“Farley”) filed an Answer and Counterclaims on July 19, 2019 (“Farley Counterclaims”) (Trans ID 63566412), seeking, among other things, to validate the Shares pursuant to 8 Del. C. § 205;

WHEREAS, AnneMarieCo. LLC (“AMC”) filed an Answer to the Complaint and Counterclaim on July 19, 2019, (with Farley Counterclaims, the “Counterclaims”) (Trans ID 63565487) seeking, among other things, to validate a portion of the Shares pursuant to 8 Del. C. § 205;

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WHEREAS, on August 21, 2018, AE posted a bond which was subsequently increased to $582,377.26 on or about January 29, 2019 (the “Bond”);

WHEREAS, on August 3, 2020, the Court issued an Opinion granting AE’s motion for partial summary judgment declaring that the Shares were invalidly issued, but denying AE’s motion on the Counterclaims under 8 Del. C. § 205 and the Farley Counterclaims for breach of contract and unjust enrichment;

WHEREAS, the parties have agreed to resolve all their disputes in this action; NOW THEREFORE IT IS HEREBY STIPULATED AND AGREED, subject to Court approval, that:

1. Pursuant to 8 Del. C. § 205, the AE board’s decision and approval to issue five million (5,000,000) Shares to Farley is declared a valid corporate act. The remaining 20 million (20,000,000) of the Shares are void.

2. Pursuant to 8 Del. C. § 205, one million Shares (1,000,000) held by Farley are deemed to be valid.

3. Pursuant to 8 Del. C. § 205, four million Shares (4,000,000) held by AMC are deemed to be valid.

4. Upon entry of this Stipulation and Order of Final Judgment, the Bond, and all claims against the Bond by Farley or AMC, shall be released.

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5. All other claims in the Complaint are hereby dismissed with prejudice.

6. All other claims in the Counterclaims are hereby dismissed with prejudice.

7. Each Party shall bear his/its own costs and attorneys’ fees.

Dated: September ___, 2020

SMITH, KATZENSTEIN & JENKINS LLP	MORRIS JAMES LLP

/s/	/s/
Kathleen M. Miller (#2898)	Patricia A. Winston (#5248)
1000 West Street, Suite 1501	Ian D. McCauley (#5930)
Wilmington, DE 19801	Kirsten A. Zeberkiewicz (#4573)
(302) 652-8400	500 Delaware Avenue, Suite 1500
Attorney for	Wilmington, DE 19801
George Farley and AnneMarieCo, LLC	(302) 888-6800

and

BAYARD, P.A.

/s/
Jason C. Jowers (#4721)
Elizabeth A. Powers (#5522)
600 N. King Street, Suite 400
P.O. Box 25130
Wilmington, DE 19899
302-655-5000

Attorneys for
Applied Energetics, Inc.

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SO ORDERED this __ day of________, 2020.

J. Travis Laster, Vice Chancellor

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